Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Announces the Appointment of

Two Officers to New Leadership Roles

CHICAGO (December 15, 2008) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced the addition of two leadership roles and the appointment of Charles G. “Gerry” Davis as Managing Partner, Global Practices, and Robert L. “Rob” Hines as Managing Partner, Global Operations. Davis, as Managing Partner, Global Practices, will focus on realizing the company’s market opportunity through the industry and functional practices; and Hines, as Managing Partner, Global Operations, will ensure the company’s productivity, integration and collaboration as one single firm including oversight of corporate development and acquisitions.

Chief Executive Officer L. Kevin Kelly said, “As we navigate complex markets, having in place the right architecture and leadership in the firm becomes ever more important. Creating these roles, which are interdependent, supports our vision of being a globally integrated, practice focused firm while maintaining a meaningful partnership between our practices and our geographies. Adding these roles within our firm also enables me to focus on my priorities as CEO: our strategy, our brand, and our people.”

Prior to being appointed as Managing Partner, Global Practices, Gerry Davis was the Regional Managing Partner in Asia Pacific for Heidrick and Struggles. He retains that role until a successor is named. Davis, in both these roles, is responsible for initiating and leading the global client and practice strategies for marketing, business development and infrastructure planning for all Heidrick & Struggles offices and all related client and staffing relationships for all offices in the Asia Pacific region. Prior to his role as Regional Managing Partner of Asia Pacific, Davis led the CIO Practice in Asia Pacific as well as the Technology and Professional Services Practice.

Prior to joining Heidrick & Struggles, Davis was an Executive Director of an international search firm conducting assignments for leading technology and professional services firms, in areas including General Management, IT Management, Telecommunications, Sales and Marketing. Clients included both large established corporations and start-up businesses.

Rob Hines, prior to his appointment as Managing Partner, Global Operations, served as both Chief Operating Officer for the Americas and Managing Partner of the firm’s North American West, Central and Southeast regions. Rob has been a member of the Financial Services and Board of Directors Practices, where he completed senior-level assignments for a broad range of clients in the banking, investment management and board of directors sectors.

Rob has held a number of leadership roles within the firm, including Sector Leader for Investment Banking, based in New York, and Managing Partner roles for the Boston, Dallas, Houston and Toronto offices. Before joining the executive search industry, Rob held a number of senior positions in investment banking with Credit Suisse First Boston, CIBC World Markets, and Merrill Lynch.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax loss carryforwards; the timing of a partial release or full reversal of deferred tax asset valuation allowance; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Investors & Analysts:

Julie Creed, VP, Investor Relations: +1 312 496 1774 or jcreed@heidrick.com

Media:

Caroline Lomot, Director, Communications: +1 212 551 3418 or clomot@heidrick.com

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